UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2006

PremierWest Bancorp
(Exact Name of Registrant as specified in its charter)

Oregon	000-50332	93 - 1282171
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

  503 Airport Road, Medford, Oregon 97504
Address of Principal Executive Office

Registrant's telephone number including area code 541-618-6003

(Former name or former address, if changed since last report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01         Entry into a Material Definitive Agreement.

        Premierwest Bancorp, and its affiliate, Premierwest Bank, (collectively "PremierWest") have entered into an employment agreement, effective March 1, 2006, with Mr. Bobby L. DuMilieu, its current Executive Vice President-Branch Administration.  Mr. DuMilieu will earn an initial salary of $120,000.  The employment agreement is annually renewable, unless terminated by either party, and provides for additional benefits similar to other PremierWest executive officers, including payment of long-term care insurance premiums, club dues and participation in Bancorp's Supplemental Executive Retirement Plan, Deferred Compensation Plan and other bonus, incentive and benefits plans adopted by PremierWest.  Upon retirement, PremierWest will continue to pay certain long-term care insurance premiums and provide retiree health insurance coverage for a period of 15 years after termination of services.

         The Supplemental Executive Retirement Agreement will pay Mr. DuMilieu, depending on the length of service with PremierWest and the reason for termination of such services, a percentage of his base salary for a term of 15 years after termination of services with PremierWest.  Under the Deferred Compensation Agreement, Mr. DuMilieu is entitled to defer payment of up to 75% of his salary until he retires.  PremierWest is obligated to pay interest on all deferred amounts at a rate equal to the greater of 7% or PremierWest's rate of return on equity for a given year, not to exceed 18%.

Item 9.01         Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits.
None

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIERWEST BANCORP (Registrant)

Date: March 10, 2006	By:	/s/ Tom Anderson
Tom Anderson Chief Financial Officer